Exhibit 99.1

FOR IMMEDIATE RELEASE

MetroCity Bankshares, Inc. Declares Quarterly Cash Dividend

ATLANTA, GA (July 17, 2024) – MetroCity Bankshares, Inc. (NASDAQ: MCBS) announced today that its board of directors declared a quarterly cash dividend of $0.20 per share on its common stock. The cash dividend is payable on August 9, 2024 to shareholders of record as of July 31, 2024.

About MetroCity Bankshares, Inc.

MetroCity Bankshares, Inc. is a Georgia corporation and a bank holding company for its wholly-owned banking subsidiary, Metro City Bank, which is headquartered in the Atlanta metropolitan area. Metro City Bank currently operates 20 full-service branch locations in multi-ethnic communities in Alabama, Florida, Georgia, New York, New Jersey, Texas and Virginia. To learn more about Metro City Bank, visit www.metrocitybank.bank.

Contact Information

Farid Tan

770-455-4978

faridtan@metrocitybank.bank

Lucas Stewart

678-580-6414

lucasstewart@metrocitybank.bank